TRANSITION AGREEMENT, WAIVER & RELEASE

(AN AMENDMENT TO THE EMPLOYMENT AGREEMENT)

In consideration for the mutual promises in this Transition Agreement, Waiver and Release (the "Agreement"), Fidelity National Information Services, Inc., on behalf of itself and each of its affiliates (hereinafter collectively referred to as "Company" or "FIS"), and **Bruce Lowthers** ("Employee") agree as follows. This Agreement is intended to amend the Employment Agreement between the parties dated February 1, 2018, which amended and restated their employment agreement dated September 1, 2017 (the "Employment Agreement"). To the extent there is a conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall control and supersede any conflicting terms. Any term of the Employment Agreement not addressed herein shall remain in effect.

1. **Term**. On January 31, 2022 (the "Transition Date"), Employee will cease to serve as President of FIS and will transition to a non-Employee advisory role until March 31, 2022. From April 1, 2022 until April 30, 2022 (the "Termination Date") Employee will serve in an on-call capacity in which Employee agrees to be available to assist with the transition of his Company knowledge and role with the Company. On the Termination Date, Employee's employment with the Company will terminate without further action of the parties. Company and Employee hereby waive any notice of termination requirement set forth in the Employment Agreement and the FIS Qualified Retirement Equity Program (the "Retirement Program"). Between the Transition Date and the Termination Date, Employee agrees to make himself available to assist the Company in areas where Employee's knowledge and experience may be valuable to the Company. with the understanding that during this period, the parties expect that Employee will provide a level of assistance that is commensurate with his then monthly base salary. Commencing as of March 1, 2022, the Company is not obligated to provide an office to Employee and Employee shall be permitted to fulfill his duties remotely.

2. **Nature of Termination.** The parties agree to characterize Employee's departure as a resignation (termination by Employee without good reason). Further, the parties agree that Employee's separation shall be treated as a Qualified Retirement under the Retirement Program and he shall receive all benefits of such Qualified Retirement thereunder. The parties acknowledge that no payments or benefits are due to Employee under Section 10 of the Employment Agreement except as stated herein.

3. **Consideration**. As consideration for Employee entering into this Agreement, Company will provide Employee with the following payments, benefits and waiver, which shall collectively be referred to as "the Separation Amount." Employee agrees that certain of these are payments and benefits to which he would not otherwise be entitled and that they are subject to applicable tax deductions and to Section 18 below:

a) From the Transition Date through March 31, 2022, the Company shall continue to pay Employee the base salary of $700,000 per year. From April 1, 2022 through April 31, 2022, the Company shall pay Employee a monthly base salary of

$1000. Employee agrees that he will not be eligible for an annual bonus (except for 2021) or an annual equity grant in 2022;

b) Until the Termination Date, Employee shall remain eligible for and shall continue to be covered under the Company's medical, dental, supplemental disability insurance benefit in the same manner as Employee was covered prior to the date hereof, except for such changes as are applicable to all employees of the Company;

c) Employee shall receive payment of the 2021 Annual Officer Bonus, based on achievement of the financial performance metrics set forth in his Officer Bonus Plan, as approved by the Compensation Committee of the Board, calculated and payable in a non-discriminatory manner. Such payment will be made, with appropriate deductions, if and when Officer Bonus payments are made by the Company, which is estimated to be by March 15, 2022 (and in all cases shall be paid during the 2022 calendar year, if paid); and

d) All stock option, restricted stock, performance stock units and other equity based incentive awards, including the Worldpay Integration Incentive Award, granted to Employee by the Company that were outstanding, but not vested as of the Termination Date shall continue to vest in accordance with the terms of the applicable grant agreements as if Employee had remained employed with the Company, in accordance with the Company's Qualified Retirement Equity Program, through the applicable vesting date (or the Final Measurement Date in the case of the Worldpay Integration Incentive Award as defined in the grant agreement applicable thereto), subject to achievement of any applicable performance goals in the grant agreements and Employee's compliance with the applicable post-termination restrictive covenants (including, but not limited to, any and all noncompetition and non-solicitation provisions) set forth in the applicable award agreements and the Employment Agreement referenced above, each as modified in Section 5 herein (including, upon request by the Company, Employee's execution of a compliance certificate confirming Employee's compliance with the applicable post-termination restrictive covenants). Further, for the avoidance of doubt, and consistent with the option treatment for all Qualified Retirements under the Retirement Program, options awarded to Employee that were vested as of the Termination Date will be exercisable until the expiration date in the grant agreement in which such options were granted.

e) As long as Employee pays the full monthly premiums for COBRA coverage, the Company shall provide Employee and his eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company's active Employee dependents until the earlier of 18 months after the Termination Date or the date Employee and his eligible dependents have obtained other replacement health or medical and dental coverage (without pre-existing condition limitations), and as soon as practicable, but not later than April 15, 2022, the Company shall pay Employee a lump sum cash payment equal to 18 monthly medical and dental COBRA premiums based on the level of coverage in effect for Employee (i.e. family coverage) on the Termination Date.

f) Within a reasonable time following submission of all applicable documentation, the Company shall pay Employee any expense reimbursement payments owed to Employee under the Company's expense reimbursement policies for expenses incurred prior to the Termination Date.

g) Following the Termination Date, Employee shall have the right to indemnification for any acts or omissions in his official capacity as a Company officer, or as an officer or director of Company's subsidiaries or affiliates, occurring during his employment with the Company in accordance with applicable law and the provisions of the Company's bylaws and shall be entitled to coverage under directors' and officers' liability insurance to the extent allowed under the provisions of such insurance policies to Employee officers of the Company after their termination of employment.

h) In the event of his death prior to his receipt of all amounts due under Section 1 hereof, all amounts due Employee thereunder shall be distributed when due in accordance with the instructions of the administrator or executor of his estate in accordance with applicable law.

4. **All Amounts Due**. Employee agrees that the Separation Amount includes payments and/or benefits to which he would not otherwise be entitled and that he has been paid all compensation, wages, bonuses and/or benefits to which Employee is entitled by virtue of his Employment Agreement or otherwise.

5. **Modified Post-Employment Restrictive Covenants**. This Section 5 shall replace and supersede Section 13 of the Employment Agreement and the conflicting provisions in any applicable equity agreement between Lowthers and the Company.

(a) Employee acknowledges that Employee has acquired substantial knowledge and confidential information concerning the business of Company and its affiliates as a result of Employee's position and employment. Employee further acknowledges that the scope of business in which Company and its affiliates and Subsidiaries are engaged as of the Effective Date is international and very competitive. Competition by Employee in that business after the termination of Employee's employment, for any reason, could severely injure Company and its affiliates and Subsidiaries.

(b) In this Section:

(i) "Competitive Business" shall mean any firm or business that directly competes with any business unit(s) of the Company or its affiliates or Subsidiaries in which Employee has worked or over which Employee has had managerial responsibility during the two-year period prior to termination of Employee's employment.

(ii) "Restricted Territory" shall mean any country or other geographic scope in which Company or its affiliates or Subsidiaries conducted business in the twelve months prior to the termination of Employee's employment in relation to which Employee had material responsibilities;

(iii) "Customer" shall mean any business or person for which Company or its affiliates or Subsidiaries provided products or services during the twelve months prior to the termination of Employee's employment; and

(iv) "Prospective Customer" shall mean any business or person from which Company or its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of Employee's employment.

(c) During Employee's employment and for a period of one year after the termination of Employee's employment, for any reason, Employee agrees that, in the Restricted Territory, Employee will not, directly or indirectly; (i) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company, its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer. In addition, for a period of twelve (12) months after the termination of Employee's employment, Employee agrees not to, directly or indirectly, on behalf of Employee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of Company or any affiliate or Subsidiary during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(d) For purposes of Section 5(c)(i) above, the Company agrees that it will consider in good faith granting a specific conditional waiver in writing of this provision only if any competition is insubstantial and indirect and Employee complies with the other provisions of Section 5(c). If such a conditional waiver is granted, Section 5(c)(ii) above shall be modified to allow for solicitation of Customers of Prospective Customers of FIS that were also Customers or Prospective Customers of Employee's future employer during the twelve (12) month period preceding March 31, 2022.

(e) For avoidance of doubt, the provisions of this section 5 shall remain in effect for purposes of post-termination vesting of equity under the Retirement Program until the last existing grant is vested.

(f) Employee expressly acknowledges and agrees with the reasonableness of the terms in this Section 5 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. Employee agrees that the Company's remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in in addition to other remedies provided

for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting Employee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, Employee and Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(g) No provision of Section 5 shall apply to restrict Employee's conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

6. **Waiver & Release and Additional Obligations of Employee.**

(a) Employee (on his own behalf and on behalf of Employee's agents, assigns, heirs, executors, and administrators) hereby irrevocably and unconditionally releases and discharges Company, its parent corporations, affiliates, subsidiaries, owners, officers, directors, attorneys, agents, successors and assigns (collectively, "Company Released Parties") from any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Employee has or may have against the Company Released Parties; and particularly, without limiting the generality of the foregoing, Employee waives and releases the Company Released Parties from all matters relating to or arising out of the Employment Agreement, his employment with Company, his compensation by Company (including, except as provided herein, any bonuses, incentives, relocation benefits, paid time off and benefits), and/or his separation from employment with the Company, and including, without limitation, any causes of action or claims for wrongful or retaliatory discharge, unlawful employment discrimination or harassment arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the Older Workers Benefit Protection Act; the New York State and City Human Rights Acts, as amended; the Florida Civil Rights Act, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; 42 U.S.C. §1981, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; Employee Orders 11246 and 11073; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Fair Credit Reporting Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act of 2010, and any other federal, state, local or foreign equal opportunity law, constitutional provision, statute, common law doctrine, public policy, Employee order, or municipal ordinance; and any other causes of action or claims based upon any other federal, state, local or foreign laws or municipal ordinances or upon common law affecting or relating to the claims or rights of employees, including any and all suits in tort (including negligence) or contract (whether oral, written or implied), or any other common law or equitable basis of action which Employee had, now has or may claim to have against the Company Released Parties, or which Employee, his heirs, executors, administrators, successors

and assigns hereafter can, shall or may have for any reason against the Company Released Parties. Notwithstanding the above, nothing in this section or this Agreement shall release the Company Released Parties from: (i) any action for breach of its obligations under this Agreement; (ii) Employee's right to accrued, vested benefits under any employee benefit plan of the Company; (iii) right to indemnification, as provided by, and in accordance with the terms of, applicable law, the Company's by-laws or otherwise; and (iv) Employee's coverage under applicable directors' and officers' liability insurance. Employee will execute a bring down release within 21 days of the Termination Date.

(b) Employee represents that he has not and does not intend to participate in or file against any of the Company Released Parties any action, cause of action, lawsuit or proceeding regarding, or in any way related to, any of the claims released in Section 2(a) of this Agreement, and that he understands that the Company Released Parties have reasonably relied on the representations in this Section 2(b) in agreeing to perform those obligations set forth in Section 1 of this Agreement and further agrees that this Agreement may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Employee also promises and agrees that if any court assumes jurisdiction over any such action against the Company Released Parties involving or on behalf of Employee, he shall promptly withdraw from and request that such court dismiss any such action. Employee further represents that he will not voluntarily lend his support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Company Released Parties by any third party, and will not communicate in any way with the media with respect to any such claim or action (other than to respond that he has "no comment"). Notwithstanding the above representations, the parties acknowledge that Employee has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by his as a way to circumvent his obligations hereunder, his offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision. Employee shall refrain from expressing (or causing others to express) to any employee of Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers or employees. Nothing herein shall prohibit Employee from testifying truthfully under oath in any legal proceeding.

(c) To the extent not already returned, Employee shall, as of the Termination Date, immediately return to the Company all information and property in his possession or control belonging to the Company Released Parties, including but not limited to computers, cell phones, pda's, computer equipment, electronic mail and other electronic information, credit cards and supplies, company reports and records, vendor information, customer information, investor information, employee information, contracts, bids, drafts of contracts, documents of any kind regarding or relating to real properties held by the Company, policies, forms, files regarding company matters, telephone listings of customers, personnel or vendors, internal memoranda concerning any of the above, and all cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Employee received, prepared or helped prepare in connection with his employment with the Company, whether in documentary, electronic or other tangible form; and Employee shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. Notwithstanding the above, Employee may make an electronic and/or paper copy of his contacts list and calendar.

(d) Employee shall maintain the confidentiality of all confidential information or trade secrets of the Company and shall refrain from, either directly or indirectly, either on his own behalf, or on behalf of another business, divulging, using or misappropriating the confidential information or trade secrets of the Company on behalf of any other person or entity. The restrictions on Employee's disclosure of confidential information and/or trade secrets of the Company under this Agreement shall not apply to information of the Company which: (i) becomes generally known or available to the public through no act or failure to act on the part of Employee; or (ii) is required to be disclosed pursuant to a lawfully issued subpoena by a court or administrative agency, but only after any such subpoena is provided by Employee to the Company (if legally permissible to do so and feasible under the relevant circumstances) and the Company has had an opportunity to object or seek a protective order prior to any disclosure of its confidential information or trade secrets.

(e) All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, trade secrets, methods, improvements and the like conceived, developed or otherwise made or created or produced by Employee alone or with others, and in any way relating to the actual or proposed business, products or services of the Company of which Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during Employee's employment with the Company ("Works"), shall be the sole and exclusive property of the Company. Employee agrees to, and hereby does, assign to the Company, without any further consideration, all of Employee's right, title and interest throughout the world in and to all Works.

(f) Employee agrees to perform promptly, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all Works assigned to the Company pursuant to this Agreement, or any similar agreement including, but not limited to, disclosing information, executing documents and assisting or cooperating in legal proceedings.

(g) Pursuant to 18 U.S.C. § 1833(b), Employee understands that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company, its subsidiaries or affiliates, or any of their respective successors, that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or Employee's attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company, its subsidiaries or affiliates, or any of their respective successors, for reporting a suspected violation of law, Employee may disclose the trade secret to Employee's attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Employee has with the Company, its subsidiaries or affiliates, or any of their respective successors, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(h) Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other

proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination, anti-harassment, or anti-retaliation laws. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

(i) Following the Termination Date, Employee agrees that he will provide reasonable assistance and information, if reasonably requested by to Company and upon reasonable notice, regarding any federal, state or local government agency or department's inquiries or investigations or any legal claims or litigation relating to events occurring or known to his during the time he was employed by the Company. Company agrees to promptly reimburse Employee for any out-of-pocket costs incurred by Employee in meeting his obligation under this provision in accordance with the Company's expense reimbursement policies and will reasonably compensate Employee if more than de minimis time is requested.

7. **Mutual Non-Disparagement.**

(a) Employee shall refrain from expressing (or causing others to express) to any employee of Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers or employees. Nothing herein shall prohibit Employee from testifying truthfully under oath in any legal proceeding.

(b) The Company shall direct its current Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Administrative Officer and Chief People Officer to refrain from expressing (or causing others to express) to any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning Employee. Nothing herein shall prohibit anyone from testifying truthfully under oath in any legal proceeding.

8. **Non-Admission.** Neither this Agreement, nor anything contained herein, is to be construed as an admission by any of Employee or the Company Released Parties of any liability, wrongdoing or unlawful conduct whatsoever.

9. **Severability.** In the event that any provision(s), sub-provision(s) or clause(s) of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

10. **Amendment.** This Agreement may be amended only in a writing signed by both parties. This Agreement, and the non-conflicting provisions of the Employment Agreement and pending equity agreements, contain the entire understanding and agreement of the parties

11. **Attorneys' Fees.** An award of costs and attorney's fees shall be entered (a) in favor of the prevailing party and against the non-prevailing party in any action brought to enforce the terms of this Agreement in a court of competent jurisdiction, or (b) in favor of any party required to defend a lawsuit or any other type of action which has been waived or released herein and against the party bringing the lawsuit or action. An award of attorney's fees and costs under this provision shall include those costs and attorney's fees incurred in litigating entitlement to attorney's fees and costs, as well as in determining and quantifying the amount of recoverable attorney's fees and costs.

12. **Opportunity to Consider.** The Company has advised Employee of his right to consult with an attorney prior to executing this Agreement, and Employee acknowledges that he has had an opportunity to confer with counsel, and has been given a period of at least twenty-one (21) days within which to consider this Agreement. The Company and Employee acknowledge that each has read, studied, considered, and deliberated upon this Agreement, has consulted with counsel, and both parties fully understand and are in complete agreement with all of the terms of this Agreement.

13. **Effective Date.** This Agreement may be revoked by Employee for a period of seven (7) days following his execution of the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired without revocation. The "Effective Date" of this Agreement shall be the eighth day after Employee has signed this Agreement without having revoked it.

14. **Section 409A.** It is intended that all payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or, to the extent not exempt from Section 409A of the Code, shall comply with the requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that affects such intent. Specifically, all payments and benefits provided under this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if Employee is a "specified employee" (within the meaning of Section 409A of the Code), as determined under the Company's policy for identifying specified employees on the date of his "separation from service" (within the meaning of Section 409A of the Code), then all amounts due under this Agreement that constitute a "deferral of compensation" (within the meaning of Section 409A of the Code) that are provided as a result of his separation from service, and that would otherwise be paid or provided during the first six (6) months following the date of his separation from service, shall be accumulated through and paid or provided on the first business day that is more than six (6) months after the date of the date of his separation from service (or, if Employee dies during such six (6)-month period, within ninety (90) days after Employee's death). With regard to any provision in this

Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder. The tax treatment of the payments and benefits provided under this Agreement are not warranted or guaranteed by the Company. The Company, its respective directors, officers, employees or advisers shall not be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee under this Agreement.

15. **Applicable Law.** This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Agreement shall be brought only in a state or federal court in Jacksonville, Florida.

16. **Execution.** This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes.

[*Remainder of Page Intentionally Left Blank; Signatures on Following Page*]

IN WITNESS WHEREOF, each party has signed this Transition Agreement, Waiver and Release on the date shown next to its signature below.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Date: 1/14/2022

By: Denise Williams
Denise Williams
Its: Corporate Executive Vice President & Chief People Officer

BRUCE LOWTHERS

Date: 1/14/22

[Signature Page to Lowthers Tranistion Agreement]